UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 7, 2010

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	98-0417780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2010, the Board of Directors of Lucas Energy, Inc. (the “Company”) accepted the resignation of Donald L. Sytsma from his positions as Chief Financial Officer, Secretary and Treasurer of the Company.  As a result of his resignation, Mr. Sytsma no longer holds any position with the Company.  The Company has appointed John O'Keefe, a partner of Tatum LLC, as interim Chief Financial Officer, Secretary and Treasurer.

John O’Keefe, age 61, has served as Executive Services Partner with Tatum, LLC the largest Executive Services firm in the US since September 2010. From August 2009 to July 2010, Mr. O’Keefe served as Managing Partner of Amerifund Capital Group LLC. Mr. O’Keefe served as Executive Vice President of Blast Energy Services, Inc. (“Blast”) from January 2004 through May 2004, at which time he became Blast’s Co-Chief Executive Officer, which position he held until March 2007, when he became Blast’s Chief Executive Officer, a position he held until June 2009. Blast (and its wholly-owned subsidiary) filed for Chapter 11 Bankruptcy in January 2007 and emerged from bankruptcy in February 2008. From January 2004, until March 2007, Mr. O’Keefe served as Chief Financial Officer of Blast. From September 1999 to October 2000, Mr. O’Keefe served as Vice President of Investor Relations of Santa Fe Snyder, and from October 2000 to December 2003, he served as Executive Vice President and CFO of Ivanhoe Energy. Mr. O’Keefe has a B.A. in Business from the University of Portsmouth, is a Chartered Accountant and graduated from the Program for Management Development (PMD) from the Harvard Graduate School of Business in 1985 under sponsorship of Sun Oil Company. Mr. O’Keefe has also served as a Director of Teo, Inc., a microwave technology development and food processing company for the past 5 years.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ William A. Sawyer
Name: William A. Sawyer
Title: President & CEO

Date: October 8, 2010